Exhibit 99.1

FOR IMMEDIATE RELEASE:  February 6, 2008

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Fourth Quarter and

2007 Fiscal Year-End Profits

COBURG, OREGON—February 6, 2008—Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today announced results for the fourth quarter and fiscal year ended December 29, 2007.

Revenues for the fourth quarter of 2007 were $292.1 million, or 2.4% lower than the $299.2 million in revenues for the fourth quarter of 2006. Gross profit for the period was $32.1 million, up 18.6% from $27.1 million a year ago. The Company reported operating income of $4.5 million for the quarter compared to an operating loss of $512 thousand for the fourth quarter of 2006. The Company reported net income of $2.7 million, reversing a net loss of $562 thousand for the fourth quarter of 2006. Earnings were $0.09 per diluted share for the fourth quarter of 2007 versus a loss of $0.02 per diluted share for the fourth quarter of 2006.

For the fiscal year ended December 29, 2007, Monaco Coach reported revenues of $1.3 billion, level with fiscal year 2006 revenues. Gross profit for the year was $140.9 million, up 13.1% compared to $124.5 million for 2006. Operating income for the year was $23.4 million, compared to $3.8 million for 2006. Net income for 2007 was $12.3 million, compared to $1.0 million earned in 2006. Earnings per share for the fiscal year were $0.41 per diluted share compared to $0.03 per diluted share for 2006.

Kay Toolson, Chairman and Chief Executive Officer of Monaco Coach Corporation, stated, “We are very pleased with our 2007 results. The steps we have taken over the last 18 months to make the Company more efficient have significantly increased our profitability. We are committed to maintaining production levels that will produce optimal inventory levels for our dealer partners and the Company.”

“Our Motorized RV Segment continues its strong momentum both in the marketplace and profitability. Our diesel Class A market share improved by over 10% through November, and our gasoline market share is also beginning to improve. We feel the Fed’s recent interest rate cuts should help the RV market in the second half of 2008. We believe that while some RV buyers may delay their purchasing decisions when times are uncertain, they rarely leave the RV lifestyle and can be expected to return to purchase a new RV when their confidence is restored,” said Toolson.

“The changes we made throughout our manufacturing processes, including increasing efficiencies at our sub-assembly plants, and reconfiguring and consolidating production lines, have led to better gross margins,” said John Nepute, President of Monaco Coach Corporation. “Our industry-leading dealer initiative, Franchise for the Future, has aided us in increasing market share in a down market. The Company will continue to implement our proven strategy of matching our production level with wholesale and retail demand to manage the need for incentives to move products to our dealer partners.”

Fourth quarter 2007 selling, general, and administrative expenses of $27.6 million were similar to those in the fourth quarter of 2006.

At year-end the Company reported finished goods inventory of $33.2 million versus $26.1 million at the end of the third quarter of 2007, a cash balance of $6.3 million and a zero balance on its line of credit. Following the Board of Directors’ authorization in December to repurchase up to $30.0 million of its common stock, the Company, subsequent to year-end, purchased 313 thousand shares in the open market for approximately $2.8 million.

Motorized Recreational Vehicle Segment

The Motorized RV Segment reported net sales of $244.3 million for the fourth quarter of 2007, an increase of 1.4% compared to $240.9 million for the fourth quarter of 2006. Total units shipped for the quarter were 1,408, an increase of 1.1% compared to the same period in 2006.

Gross profit was $28.5 million, or 11.7% of net sales, for the fourth quarter of 2007, compared to $19.7 million, or 8.2% of net sales, for the fourth quarter of 2006. This resulted in a significant improvement in the segment’s operating income from a loss of $31 thousand in the fourth quarter of 2006 to operating income of $8.3 million in the fourth quarter of 2007.

“The increase in gross profit and profitability was the result of better absorption of indirect costs and material savings,” Nepute noted. “Internal retail reporting, however, has indicated retail sales slowed in January 2008. Although this has tempered our outlook for this segment in the near term, we remain encouraged by our dealers’ positive acceptance of our models shown at the November 2007 Louisville RV Show, and anticipate that our motorized RV market share will continue to increase in 2008.”

Net sales for the Motorized RV Segment for 2007 were $998.4 million, a 6.0% increase over net sales of $941.7 million for 2006. Gross profit for 2007 was $110.6 million, or 11.1% of net sales, compared to $72.5 million, or 7.7% of net sales, for 2006. Operating income for 2007 was $24.7 million, compared to an operating loss of $6.2 million for 2006. There were 5,856 units sold in 2007, compared to 5,756 in 2006.

Towable Recreational Vehicle Segment

The Towable RV Segment reported net sales of $46.7 million for the fourth quarter of 2007, a 7.0% decrease compared to $50.3 million for the fourth quarter of 2006. Gross profit for the segment was $3.0 million, or 6.4% of net sales, compared to a gross profit of $2.2 million, or 4.4% of net sales, for the fourth quarter of 2006. Operating loss for the fourth quarter of 2007 was $2.5 million, compared to an operating loss of $2.9 million for the fourth quarter of 2006.

Fourth quarter 2007 towable units sold were 2,837, up 6.1% compared to 2,673 for the fourth quarter of 2006 and included 773 specialty trailers sold in the fourth quarter of 2007 and 613 in the fourth quarter of 2006.

“The Towable RV Segment’s improvement in gross margin for the fourth quarter of 2007 was the result of material and other direct cost savings,” said Nepute. “Increased selling, general, and administrative expenses relating to higher payroll costs and marketing expenses in the segment offset these savings. Depressed operating results in the fourth quarter is a typical seasonal pattern for the segment; however, the towable market remains extremely competitive.”

Net sales for the Towable RV Segment for 2007 were $261.4 million, compared to net sales of $324.3 million for 2006, which included $26.8 million of FEMA emergency living units. Gross profit for 2007 was $22.7 million, or 8.7% of net sales, compared to $31.5 million, or 9.7% of net sales, for 2006. The Company reported an operating loss of $904 thousand in 2007 versus operating income of $1.4 million for 2006. There were 16,276 units sold in 2007, which included 4,166 specialty trailers, compared to 19,307 units in 2006, which included 4,304 specialty trailers and 2,019 FEMA units.

Motorhome Resorts Segment

Net sales for the Motorhome Resorts Segment for the fourth quarter of 2007 were $1.2 million, compared to $8.0 million for the fourth quarter of 2006. Gross profit for the Motorhome Resorts Segment was $631 thousand for the fourth quarter of 2007, compared to $5.1 million for the fourth quarter of 2006. The Company reported a $1.2 million operating loss for the fourth quarter of 2007, compared to operating income of $2.4 million for the fourth quarter of 2006.

“Decreased sales traffic combined with declining inventory at the resorts have slowed sales substantially,” said Nepute. “Activity has picked up modestly in the first quarter of 2008, and we anticipate selling the remaining 62 lots at Indio, California and Las Vegas in 2008. The resort in Naples, Florida is moving forward toward completion and should have lots available for sale in the second quarter of 2008. Construction on our La Quinta, California motorhome resort has been delayed due to longer than expected timelines for certain regulatory and permitting requirements. We now expect to have lots available for sale by the end of the fourth quarter of 2008.”

Net sales for the Motorhome Resorts Segment for 2007 were $12.3 million, compared to sales of $32.0 million for 2006. Gross profit for this segment was $7.5 million for 2007, compared to $20.5 million for 2006. For 2007 the segment reported an operating loss of $405 thousand, compared to $8.6 million in operating income for 2006.

2008 Business Outlook

Marty Daley, Monaco Coach Corporation Vice President and Chief Financial Officer, stated, “We are still comfortable that if the RV market is flat in 2008, which would likely require a rebound in consumer confidence, we would be able to achieve previously stated guidance. The soft retail environment that we are seeing so far in the first quarter could lead to a declining overall market. However, given our internal improvements and anticipated gains in market share, we believe the Company’s results would be similar to 2007 if RV markets were down approximately 10%. We are committed to implementing additional cost saving initiatives and modifying production run rates in 2008, as we have done over the past 18 months.”

Conference Call to be Held

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern Time on Wednesday, February 6, 2008. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com. The conference call will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation

Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 5,000 people. The Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names. The Company maintains RV service centers in Harrisburg, Oregon, Elkhart, Indiana and Wildwood, Florida and operates motorhome-only resorts in California, Florida and Nevada.

Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding the Company’s expectation for increased motorized RV market share in 2008, gains in towable market share, RV markets’ reaction to interest rate cuts by the Federal Reserve Board, anticipated sales of lots at existing resort locations and availability for sale of lots at our new locations and the statements made under the 2008 Business Outlook are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including unforeseen declines in the wholesale and retail markets for recreational vehicles, consumers’ preference for certain models and resort lots, unforeseen regulatory impediments in resort lot development, failure to realize RV market improvement as a result of interest rate cuts, a decline in consumer confidence, an increase in interest rates affecting retail and wholesale financing, an increase in price or availability of fuel, and a downturn in the equity markets. Please refer to the Company’s SEC reports for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2006, and the 2006 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

(Tables to follow)

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited: dollars in thousands)

	December 30,	December 29,
	2006	2007

ASSETS
Current assets:
Cash	$4,984	$6,282
Trade receivables, net	81,588	88,170
Inventories, net	155,871	158,236
Resort lot inventory	7,997	8,838
Prepaid expenses	5,624	5,142
Income taxes receivable	6,901	0
Deferred income taxes	38,038	37,608
Total current assets	301,003	304,276

Property, plant, and equipment, net	153,895	144,291
Land held for development	16,300	24,321
Investment in joint venture	0	4,059
Debt issuance costs net of accumulated amortization of $912 and $1,098, respectively	540	498
Goodwill	86,412	86,323

Total assets	$558,150	$563,768

LIABILITIES
Current liabilities:
Book overdraft	$16,626	$1,601
Current portion of long-term debt	5,714	5,714
Line of credit	2,036	0
Income taxes payable	0	3,413
Accounts payable	72,591	82,833
Product liability reserve	15,764	14,625
Product warranty reserve	33,804	35,171
Accrued expenses and other liabilities	44,364	48,609
Discontinued operations	298	0
Total current liabilities	191,197	191,966

Long-term debt, less current portion	29,071	23,357
Deferred income taxes	21,678	21,506
Deferred revenue	883	683
Total liabilities	242,829	237,512

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,769,356 and 29,989,534 issued and outstanding, respectively	298	300
Additional paid-in capital	63,722	69,514
Retained earnings	251,301	256,442
Total stockholders’ equity	315,321	326,256

Total liabilities and stockholders’ equity	$558,150	$563,768

MONACO COACH CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 30,	December 29,	December 30,	December 29,
	2006	2007	2006	2007

Net sales	$299,163	$292,146	$1,297,986	$1,272,130
Cost of sales	272,092	260,051	1,173,443	1,131,262
Gross profit	27,071	32,095	124,543	140,868

Selling, general, and administrative expenses	27,583	27,574	120,465	117,459
Plant relocation costs	0	0	269	0
Operating income (loss)	(512)	4,521	3,809	23,409

Other income, net	108	68	615	851
Interest expense	(932)	(753)	(4,430)	(3,496)
Gain (loss) from investment in joint venture	0	653	0	(614)

Income (loss) before income taxes, continuing operations	(1,336)	4,489	(6)	20,150

Provision for (benefit from) income taxes, continuing operations	(649)	1,807	(992)	7,824

Income (loss) from continuing operations	(687)	2,682	986	12,326

Income from discontinued operations, net of tax provision	125	0	18	0

Net income (loss)	$(562)	$2,682	$1,004	$12,326

Earnings (loss) per common share:
Basic from continuing operations	$(0.02)	$0.09	$0.03	$0.41
Basic from discontinued operations	0.00	0.00	0.00	0.00
Basic	$(0.02)	$0.09	$0.03	$0.41

Diluted from continuing operations	$(0.02)	$0.09	$0.03	$0.41
Diluted from discontinued operations	0.00	0.00	0.00	0.00
Diluted	$(0.02)	$0.09	$0.03	$0.41

Weighted-average common shares outstanding:
Basic	29,760,969	29,987,563	29,712,957	29,931,730
Diluted	30,018,115	30,246,248	29,902,830	30,346,917

MONACO COACH CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited: dollars in thousands)

	Year Ended
	December 30,	December 29,
	2006	2007
Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$1,004	$12,326
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of assets	14	58
Depreciation and amortization	14,177	14,132
Deferred income taxes	(1,900)	347
Stock-based compensation expense	2,759	4,011
Net losses in equity investment	0	614
Changes in working capital accounts:
Trade receivables, net	21,078	(6,582)
Inventories	27,421	(6,425)
Resort lot inventory	1,138	(841)
Prepaid expenses	(1,270)	479
Land held for development	(16,300)	(8,022)
Accounts payable	(5,708)	10,242
Product liability reserve	(3,762)	(1,139)
Product warranty reserve	902	1,093
Income taxes payable	(6,664)	10,314
Accrued expenses and other liabilities	7,224	4,374
Deferred revenue	883	(200)
Discontinued operations	4,271	(18)
Net cash provided by operating activities	45,267	34,763

Cash flows from investing activities:
Additions to property, plant, and equipment	(9,324)	(5,279)
Investment in joint venture	0	(366)
Proceeds from sale of assets	215	644
Net cash used in investing activities	(9,109)	(5,001)

Cash flows from financing activities:
Book overdraft	2,076	(15,025)
Payments on lines of credit, net	(22,964)	(2,036)
Payments on long-term notes payable	(5,715)	(5,714)
Debt issuance costs	(79)	(278)
Dividends paid	(7,134)	(7,194)
Issuance of common stock	1,799	1,508
Tax benefit of stock-based award activity	161	275
Discontinued operations	96	0
Net cash used in financing activities	(31,760)	(28,464)

Net change in cash	4,398	1,298
Cash at beginning of period	586	4,984

Cash at end of period	$4,984	$6,282

Monaco Coach Corporation

Segment Reporting

(Unaudited:  dollars in thousands)

Results of Consolidated Operations

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 30,	% of	December 29,	% of	December 30,	% of	December 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$299,163	100.00%	$292,146	100.00%	$1,297,986	100.00%	$1,272,130	100.00%
Cost of sales	272,092	90.95%	260,051	89.01%	1,173,443	90.40%	1,131,262	88.93%
Gross profit	27,071	9.05%	32,095	10.99%	124,543	9.60%	140,868	11.07%

Selling, general, and administrative expenses	27,583	9.22%	27,574	9.44%	120,465	9.28%	117,459	9.23%

Plant relocation costs	—	0.00%	—	0.00%	269	0.02%	—	0.00%

Operating income (loss)	(512)	-0.17%	4,521	1.55%	3,809	0.29%	23,409	1.84%

Other income and interest expense	824	0.28%	32	0.01%	3,815	0.29%	3,259	0.26%
Income (loss) before income taxes	(1,336)	-0.45%	4,489	1.54%	(6)	0.00%	20,150	1.58%

Income taxes	(649)	-0.22%	1,807	0.62%	(992)	-0.08%	7,824	0.62%

Income (loss) from continuing operations	(687)	-0.23%	2,682	0.92%	986	0.08%	12,326	0.97%
Income from discontinued operations, net of tax provision	125	0.04%	—	0.00%	18	0.00%	—	0.00%
Net income (loss)	$(562)	-0.19%	$2,682	0.92%	$1,004	0.08%	$12,326	0.97%

Depreciation and amortization	$3,596		$3,519		$14,177		$14,132
Capital expenditures	1,865		1,085		9,324		5,279
Raw materials inventory					73,624		70,235
WIP inventory					55,474		54,760
Finished goods inventory					26,773		33,241

Motorized Recreational Vehicle Segment

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 30,	% of	December 29,	% of	December 30,	% of	December 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$240,929	100.00%	$244,256	100.00%	$941,657	100.00%	$998,448	100.00%
Cost of sales	221,200	91.81%	215,801	88.35%	869,110	92.30%	887,830	88.92%
Gross profit	19,729	8.19%	28,455	11.65%	72,547	7.70%	110,618	11.08%

Selling, general, and administrative expenses and corporate overhead	19,760	8.20%	20,140	8.25%	78,478	8.33%	85,900	8.60%
Plant relocation costs	—	0.00%	—	0.00%	269	0.03%	—	0.00%
Operating income (loss)	$(31)	-0.01%	$8,315	3.40%	$(6,200)	-0.66%	$24,718	2.48%

Units Sold
Class A Diesel	1,086		1,007		4,297		4,295
Class A Gas	155		261		925		928
Class C	151		140		534		633
Total	1,392		1,408		5,756		5,856

Average Gross Wholesale Price
Class A Diesel	$203		$212		$196		$205
Class A Gas	81		82		84		80
Class C	53		56		52		54

Internal Retail Registrations
Class A Diesel	1,038		888		4,164		4,388
Class A Gas	243		210		1,154		977
Class C	113		124		367		476
Total	1,394		1,222		5,685		5,841

Additional Information*
Backlog units							674
Backlog value							91,571
Dealer inventory (units)							3,436
Number of production lines							5
Capacity utilization							66%
Number of independent distribution points							286

* As of 12/29/2007

Towable Recreational Vehicle Segment

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 30,	% of	December 29,	% of	December 30,	% of	December 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$50,250	100.00%	$46,723	100.00%	$324,342	100.00%	$261,391	100.00%
Cost of sales	48,037	95.60%	43,714	93.56%	292,876	90.30%	238,684	91.31%
Gross profit	2,213	4.40%	3,009	6.44%	31,466	9.70%	22,707	8.69%

Selling, general, and administrative expenses and corporate overhead	5,107	10.16%	5,558	11.90%	30,060	9.27%	23,611	9.03%
Operating income (loss)	$(2,894)	-5.76%	$(2,549)	-5.46%	$1,406	0.43%	$(904)	-0.35%

Units Sold
Travel trailer and fifth wheel	2,060		2,064		15,003		12,110
Specialty trailer	613		773		4,304		4,166
Total	2,673		2,837		19,307		16,276

Average Gross Wholesale Price
Travel trailer and fifth wheel	24		21		20		20
Specialty trailer	10		11		9		10

Internal Retail Registrations
Travel trailer and fifth wheel	1,870		1,671		11,759		11,999

Additional Information: Travel Trailer and Fifth-Wheel*
Backlog units							1,290
Backlog value							27,288
Number of production lines							7
Capacity utilization							57%
Number of independent brand distribution points							668

* As of 12/29/2007

Motorhome Resorts Segment

	Quarter		Quarter		Year		Year
	Ended		Ended		Ended		Ended
	December 30,	% of	December 29,	% of	December 30,	% of	December 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$7,984	100.00%	$1,167	100.00%	$31,987	100.00%	$12,291	100.00%
Cost of sales	2,855	35.76%	536	45.93%	11,457	35.82%	4,748	38.63%
Gross profit	5,129	64.24%	631	54.07%	20,530	64.18%	7,543	61.37%

Selling, general, and administrative expenses and corporate overhead	2,716	34.02%	1,876	160.75%	11,927	37.29%	7,948	64.67%
Operating income (loss)	$2,413	30.22%	$(1,245)	-106.68%	$8,603	26.90%	$(405)	-3.30%

Lots sold in period	36		6		153		56
Unsold developed lots					118		62
Project-to-date lots sold					689		745
Lots with deposits					27		11

Resort Locations:

Las Vegas, NV
Total lots in resort are 407, all of which have been developed.

Indio, CA
Total lots in resort are 400, all of which have been developed.

La Quinta, CA
Total expected lots in resort are 400, some of which will be available to sell fourth quarter of 2008.

Naples, FL
Total expected lots in resort are 198, some of which will be available to sell second quarter of 2008.

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